UNITED TRUST GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      To Be Held on on Monday, June 5, 2000


To the Shareholders of:

UNITED TRUST GROUP, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Trust Group Inc., ("UTG"), will be held on Monday, June 5, 2000 at 10:00 a.m. at the Corporate headquarters, 5250 South Sixth Street Road, Springfield, Illinois 62703 for the following purposes:

     1. To elect eleven directors of UTG to serve for one year and until their successors are elected and qualified; and

     2. To consider and act upon such other business as may properly be brought before the meeting.

The Board of Directors has fixed the close of business on April 14, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so that your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.



                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    UNITED TRUST GROUP, INC.



                                                        George E. Francis
                                                            Secretary


Dated:  May 8, 2000
Springfield, Illinois



                             YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                                 SHAREHOLDERS OF
                            UNITED TRUST GROUP, INC.


                   GENERAL INFORMATION REGARDING SOLICITATION


The Annual Meeting of the Shareholders of United Trust Group, Inc. ("UTG") will be held on on Monday, June 5, 2000 at 10:00 a.m. at the Corporate headquarters, 5250 South Sixth Street Road, Springfield, Illinois 62703

This proxy statement is being sent to each holder of record of the issued and outstanding shares of Common Stock of UTG, no par value (the "Common Stock"), as of April 14, 2000, in order to furnish to each shareholder information relating to the business to be transacted at the meeting.

This proxy statement and the enclosed proxy are being mailed to shareholders of UTG on or about May 8, 2000. The Annual Report has been mailed under separate cover. UTG will bear the cost of soliciting proxies from its shareholders. UTG may reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to the beneficial owners of UTG's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitations will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and regular employees of UTG may by telephone, telegram or personal interview request the return of proxies.




                                     VOTING

The enclosed proxy is solicited by and on behalf of the Board of Directors. If you are unable to attend the meeting on Monday, June 5, 2000, please complete the enclosed proxy and return it to us in the accompanying envelope so that your shares will be represented.

When the enclosed proxy is duly executed and returned in advance of the meeting, and is not revoked, the shares represented thereby will be voted in accordance with the authority contained therein. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of UTG a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a proxy fails to specify how it is to be voted, it will be voted "FOR" Proposal 1.

Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the shareholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                               AFFILIATE COMPANIES

UTG is the ultimate parent company in an insurance holding company system. The following is the current organizational chart for the companies that are members of UTG's insurance holding company system and affiliates of UTG, and the acronyms that will be used herein to reference the companies:

                              Organizational Chart

United Trust Group, Inc. ("UTG") is the ultimate controlling company. UTG owns 80% of First Commonwealth Corporation ("FCC"), 100% of Roosevelt Equity Corporation ("REC") and 100% of North Plaza of Somerset, Inc. ("NORTH PLAZA"). FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 86% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").


For purposes of this proxy statement, the term "affiliate life insurance companies" shall mean UG, APPL and ABE, and the term "non-insurance affiliate companies" shall mean the affiliated companies other than UG, APPL and ABE.

The companies hereinafter are sometimes collectively referred to as the "Affiliate Companies".


This proxy at times will refer to UTG's largest shareholder, First Southern Funding LLC, a Kentucky corporation, ("FSF"). Mr. Jesse T. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that operates out of 14 locations in central Kentucky. Mr. Correll is a member of the Board of Directors of UTG and is currently UTG's largest shareholder through his approximately 82% ownership control of FSF. (see "PRINCIPAL HOLDERS OF SECURITIES")

                          VOTING SECURITIES OUTSTANDING

April 14, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. On that date, UTG had outstanding 3,970,266 shares of Common Stock, no par value. No other voting securities of UTG are outstanding. The holders of such shares are entitled to one vote per share. There are no cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting is required to approve each matter to be voted on at such meeting.
                         PRINCIPAL HOLDERS OF SECURITIES

The following tabulation sets forth the name and address of the entity known to be the beneficial owners of more than 5% of UTG's Common Stock and shows: (i) the total number of shares of Common Stock beneficially owned by such person as of March 31, 2000 and the nature of such ownership; and (ii)) the percent of the issued and outstanding shares of stock so owned, and granted stock options available as of the same date.

   Title                                      Number of Shares         Percent
    Of     Name and Address                     and Nature of            of
   Class   of Beneficial Owner              Beneficial Ownership      Class (1)
   -----   -------------------              --------------------      ---------

Common     First Southern Funding, LLC
Stock no      & related parties                   2,081,711 (2)           49.9%
Par value  99 Lancaster Street
           P.O. Box 328
           Stanford, KY  40484

           Larry E. Ryherd                          548,989 (3)           13.8%
           12 Red Bud Lane
           Springfield, IL 62707

(1) Except for the percentage ownership of First Southern Funding LLC and related parties which assume the conversion of convertible notes (refer to note 2 below), and the percentage ownership of Larry E. Ryherd which include stock options granted (refer to note 3 below), the percentage of outstanding shares is based on 3,970,266 shares of Common Stock outstanding.

(2) First Southern Funding LLC ("FSF") owns 1,122,396 shares of Common Stock directly. The aforementioned amount does not include additional shares of Common Stock that may be acquired under a stock option agreement. Beneficial ownership of up to 51% of the outstanding Common Stock can be acquired under the Option Agreement. As of March 31, 2000, FSF could acquire a total of 97,083 additional shares of Common Stock under the Option Agreement. Includes: (i) 125,825 shares of Common Stock owned by First Southern Bancorp, Inc. ("FSBI"). 204,800 shares of Common Stock issuable under Convertible Notes held by FSBI (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"); (iii) 112,704 shares of Common Stock owned by Mr. Jesse T. Correll directly. 138,545 shares of Common Stock held by Dyscim Holding Co., Inc., a Kentucky corporation all of the outstanding shares of which are owned by Mr. Correll. 72,750 shares of Common Stock held by WCorrell Limited Partnership in which Mr. Correll serves as managing general partner and, as such, has sole voting and dispositive power over the shares of Common Stock held by it; (iv) 183,033 shares of Common Stock owned by First Southern Capital Corp., LLC; (v) 98,523 shares of Common Stock held by Cumberland Lake Shell, Inc., all of the outstanding voting shares of which are owned jointly by Ward F. Correll and his wife. As a result Ward F. Correll may be deemed to share the voting and dispositive power over these shares; (vi) 23,135 shares of Common Stock owned by First Southern Investments, LLC.

(3) Larry E. Ryherd owns 181,091 shares of Common Stock directly. Includes: (i) 150,050 shares of Common Stock in the name of Dorothy LouVae Ryherd, his wife; (ii) 150,000 shares of UTG's Common Stock which are held beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae
     Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd; (iii) 4,638 shares of UTG's Common Stock, 2,700 shares of which are in the name of Shari Lynette Serr, 1,900 shares of which are in the name of Jarad John Ryherd; and 38 shares of which are in the name of Derek Scott Ryherd; (iv) 2,000 shares held by Dorothy LouVae Ryherd, his wife as custodian for granddaughter, 160 shares held by Larry E. Ryherd as custodian for granddaughter; (v) 47,250 shares beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd and (vi) 13,800 shares which may be acquired by Larry E. Ryherd upon exercise of outstanding stock options.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following tabulation shows with respect to each of the directors and nominees of UTG, with respect to UTG's chief executive officer and each of UTG's executive officers whose salary plus bonus exceeded $100,000 for fiscal 1999, and with respect to all executive officers and directors of UTG as a group: (i) the total number of shares of all classes of stock of UTG or any of its parents or subsidiaries, beneficially owned as of March 31, 2000 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of stock so owned, and granted stock options available as of the same date.



   Title        Directors, Named Executive         Number of Shares     Percent
    of          Officers, & All Directors &          and Nature of        of
   Class       Executive Officers as a Group           Ownership       Class (1)
   -----       -----------------------------           ---------       ---------

FCC's          John S. Albin                                  0            *
Common         Randall L. Attkisson                           0            *
Stock, $1.00   John W. Collins                                0            *
par value      Robert E. Cook                                 0            *
               Jesse T. Correll                           1,217  (4)      2.2%
               Ward F. Correll                                0            *
               George E. Francis                              0            *
               James E. Melville                            544  (2)      1.0%
               Joseph H. Metzger                              0            *
               Luther C. Miller                               0            *
               Millard V. Oakley                              0            *
               Robert V. O'Keefe                              0            *
               Larry E. Ryherd                                0            *
               Robert W. Teater                               0            *
               Brad M. Wilson                                 0            *
               All directors and executive officers
               as a group (fifteen in number)             1,761           3.2%


UTG's          John S. Albin                             10,503  (3)       *
Common         Randall L. Attkisson                           0  (6)
Stock, no      John W. Collins                                0            *
par value      Robert E. Cook                            10,891            *
               Jesse T. Correll                       1,983,188  (4)     47.5%
               Ward F. Correll                           98,523  (5)      2.4%
               George E. Francis                          4,600  (7)       *
               James E. Melville                         52,500  (8)      1.3%
               Joseph H. Metzger                          6,900  (9)       *
               Luther C. Miller                               0            *
               Millard V. Oakley                         16,471            *
               Robert V. O'Keefe                            300  (10)      *
               Larry E. Ryherd                          548,989  (11)    13.8%
               Robert W. Teater                           7,380  (12)      *
               Brad M. Wilson                             2,800  (13)      *

               All directors and executive officers
               as a group (fifteen in number)         2,743,045          64.8%

(1) The percentage of outstanding shares for FCC is based on 54,538 shares of Common Stock outstanding. The percentage of outstanding shares for UTG is based on 3,970,266 shares of Common Stock outstanding adjusted individually and in total to reflect the conversion of convertible notes and stock options granted.

(2) James E. Melville owns 168 shares individually and 376 shares owned jointly with his spouse.

(3)  Includes 392 shares owned directly by Mr. Albin's spouse.
                                       4

(4) Jesse T. Correll owns 112,704 shares of UTG stock individually. In addition, Mr. Correll is a director and officer of First Southern Funding, LLC & related parties which owns directly and indirectly 1,870,484 shares of UTG (does not include 98,523 shares listed in this section under Ward F. Correll) and 1,217 shares of FCC's common stock. (see "PRINCIPAL HOLDERS OF SECURITIES")

(5) Cumberland Lake Shell, Inc. owns 98,523 shares of UTG Common Stock, all of the outstanding voting shares of which are owned by Ward F. Correll and his wife. As a result Ward F. Correll may be deemed to share the voting and dispositive power over these shares. Ward F. Correll is the father of Jesse
     T. Correll. There are 72,750 shares of UTG Common Stock owned by WCorrell Limited Partnership in which Jesse T. Correll serves as managing general partner and, as such, has sole voting and dispositive power over the shares of Common Stock held by it. The aforementioned 72,750 shares are deemed to be beneficially owned by and listed under Jesse T. Correll in this section.

(6) Randall L. Attkisson is an associate and business partner of Mr. Jesse T. Correll and holds minority ownership positions in certain of the companies listed as owning UTG Common Stock including First Southern Funding LLC and First Southern Bancorp, Inc.. Ownership of these shares are reflected in the ownership of Jesse T. Correll.

(7) Includes 4,600 shares which may be acquired upon exercise of outstanding stock options.

(8) James E. Melville owns 2,500 shares individually and 14,000 shares jointly with his spouse. Includes: (i) 3,000 shares of UTG's Common Stock which are held beneficially in trust for his daughter, namely Bonnie J. Melville;
     (ii) 3,000 shares of UTG's Common Stock, 750 shares of which are in the name of Matthew C. Hartman, his nephew; 750 shares of which are in the name of Zachary T. Hartman, his nephew; 750 shares of which are in the name of Elizabeth A. Hartman, his niece; and 750 shares of which are in the name of Margaret M. Hartman, his niece; and (iii) 30,000 shares which may be acquired by James E. Melville upon exercise of outstanding stock options.

(9) Includes 6,900 shares which may be acquired upon exercise of outstanding stock options.

(10) 300 shares owned directly by Mr. O'Keefe's spouse.

(11) (See "PRINCIPAL HOLDERS OF SECURITIES")

(12) Includes 210 shares owned directly by Mr. Teater's spouse.

(13) Includes 2,800 shares which may be acquired upon exercise of outstanding stock options.

* Less than 1%.

Except as indicated above, the foregoing persons hold sole voting and investment power.

Directors and officers of UTG file periodic reports regarding ownership of Company securities with the Securities and Exchange Commission pursuant to
Section 16(a) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder.


                             THE BOARD OF DIRECTORS

In accordance with the laws of Illinois and the Certificate of Incorporation and Bylaws of UTG, as amended, UTG is managed by its executive officers under the direction of the Board of Directors. The Board elects executive officers, evaluates their performance, works with management in establishing business objectives and considers other fundamental corporate matters, such as the issuance of stock or other securities, the purchase or sale of a business and other significant corporate business transactions. In the fiscal year ended December 31, 1999, the Board met four times. All directors attended at least 75% of all meetings of the board except for Mr. Oakley.

The Board of Directors has an Audit Committee consisting of Messrs. Albin, Teater, and Melville. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of UTG, the nature of services performed for UTG and the fees to be paid to the independent auditors, the performance of UTG's independent and internal auditors and the accounting practices of UTG. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board. The Audit Committee met once in 1999.

The compensation of UTG's executive officers is determined by the full Board of Directors (see report on Executive Compensation).

Under UTG's Certificate of Incorporation, the Board of Directors may be comprised of between five and twenty-one directors. The Board currently has eleven directors. Shareholders elect Directors to serve for a period of one year at UTG's Annual Shareholders' meeting.

The following information with respect to business experience of the Board of Directors has been furnished by the respective directors or obtained from the records of UTG.

                              ELECTION OF DIRECTORS

At the annual meeting of shareholders of UTG, eleven directors are to be elected, each director to hold office until the next annual meeting and until his successor is elected and qualified. Each nominee will be elected director by a majority of votes cast for such nominee. The persons named in the proxy intend to vote the proxies as designated for the nominees listed below. Should any of the nominees listed below become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substituted nominee or nominees; however, the management now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. The following individuals are nominees for the election of directors:


Name, Age         Position with UTG, Business Experience and Other Directorships

John S. Albin  71

                    Director of UTG since 1984; farmer in Douglas and Edgar counties, Illinois, since 1951; Chairman of the Board of Longview State Bank since 1978; President of the Longview Capitol Corporation, a bank holding company, since 1978; Chairman of First National Bank of Ogden, Illinois, since 1987; Chairman of the State Bank of Chrisman since 1988; Director and Secretary of Illini Community Development Corporation since 1990; Chairman of Parkland College Board of Trustees since 1990; board member of the Fisher National Bank, Fisher, Illinois, since 1993.

Randall L. Attkisson 54

                    Director of UTG and FCC since 1999; Chief Financial Officer, Treasurer, Director or First Southern Bancorp, Inc. since 1986; Director of The Galilean Home, Liberty, KY since 1996; Treasurer, Director of First Southern Funding, Inc. since 1992; Director of The River Foundation, Inc. since 1990; Treasurer, Director of Somerset Holdings, Inc. since 1987; President of Randall L. Attkisson & Associates from 1982 to 1986; Commissioner of Kentucky Department of Banking & Securities from 1980 to 1982; Self-employed Banking Consultant in Miami, FL from 1978 to 1980.

John W. Collins  73

                    Director of FCC and certain affiliate companies since 1982. Consultant and past President of Collins-Winston Group since 1976.

Robert E. Cook 74

                    Director of UTG since 1984 and certain affiliate companies since 1991; President of Cook-Witter, Inc., a governmental consulting and lobbying firm with offices in Springfield, Illinois, from 1985 until 1990.

Jesse T. Correll 43

                    Chairman and CEO of UTG since 2000; Director of UTG and FCC since 1999; Chairman, President, Director of First Southern Bancorp, Inc. since 1983; President, Director of First Southern Funding, Inc. since 1992; President, Director of Somerset Holdings, Inc. and Lancaster Life Reinsurance Company and First Southern Insurance Agency since 1987; President, Director of The River Foundation since 1990; President, Director of Dyscim Holdings Company, Inc. since 1990; Director or Adamas Diamond Corporation since 1980; Secretary, Director Lovemore Holding Company since 1987; President, Director of North Plaza of Somerset since 1990; Director of St. Joseph Hospital, Lexington, KY since 1997; Managing Partner of World Wide Minerals from 1978 to 1983. Jesse T. Correll is the son of Ward F. Correll.

Ward F. Correll  71

                    Director of UTG since 1999; President, Director of Tradeway, Inc. of Somerset, KY since 1973; President, Director of Cumberland Lake Shell, Inc. of Somerset, KY since 1971;
                    President, Director of Tradewind Shopping Center, Inc. of Somerset, KY since 1966; Director of First Southern Bancorp, Inc. of Stanford, KY since 1988; Director of First Southern Funding, Inc. of Stanford, KY since 1991; Director of The River Foundation of Stanford, KY since 1990; and Director of Somerset Holdings, Inc., Lancaster Life and First Southern Insurance Agency of Stanford, KY since 1987. Ward F. Correll is the father of Jesse T. Correll.

James E. Melville  54

                    President and Chief Operating Officer since July 1997; Chief Financial Officer of UTG since 1993, Senior Executive Vice President of UTG since September 1992; President of certain Affiliate Companies from May 1989 until September 1991; Chief Operating Officer of FCC from 1989 until September 1991; Chief Operating Officer of certain Affiliate Companies from 1984 until September 1991; Senior Executive Vice President of certain affiliate companies from 1984 until 1989; Consultant UTG from March 1992 through September 1992; President and Chief Operating Officer of certain affiliate life insurance companies and Senior Executive Vice President of non-insurance affiliate companies since 1992.

Luther C. Miller  69

                    Director of FCC since 1984; Executive Vice President and Secretary of FCC from 1984 until 1992; officer and director of certain affiliate companies for more than the past five years.

Millard V. Oakley  69

                    Director of UTG and FCC since 1999; Presently serves on Board of Directors and Executive Committee of Thomas Nelson, a publicly held publishing company based in Nashville, TN; Director of First National Bank of the Cumberlands, Livingston-Cooksville, TN; Lawyer with limited law practice since 1980; State Insurance Commissioner for State of Tennessee from 1975 to 1979; Served as General Counsel, United States House of Representatives, Washington, D.C., Congressional Committee on Small Business from 1971-1973; Served four elective terms as County Attorney for Overton County, Tennessee; Elected delegate to National Democratic Convention in 1964; Served four elective terms in the Tennessee General Assembly from 1956 to 1964; Lawyer in Livingston, TN from 1953 to 1971; Elected to the Tennessee Constitutional Convention in 1952.

Robert V. O'Keefe 78

                    Director of FCC since 1993; Director and Treasurer of UTG from 1988 to 1992; Director of Cilcorp, Inc. from 1982 to 1994; Director of Cilcorp Ventures, Inc. from 1985 to 1994; Director of Environmental Science and Engineering Co. since 1990.

Robert W. Teater 72

                    Director of UTG since 1987; Director of UTG and certain affiliate companies since 1992; member of Columbus School Board since 1991, President of Columbus School Board since 1992; President of Robert W. Teater and Associates, a comprehensive consulting firm in natural resources development and organization management since 1983.

Others not seeking another term:

William F. Cellini 65

                    Director of UTG since 1999; Director of FCC and certain affiliate companies since 1984; Chairman of the Board of New Frontier Development Group, Chicago, Illinois for more than the past five years; Chairman of Argosy Gaming Company for more than the past five years; Executive Director of Illinois Asphalt Pavement Association.


George E. Francis 56

                    Director of UTG since 1999; Executive Vice President since July 1997; Secretary of UTG and certain affiliate companies since 1993; Director of UTG and certain affiliate companies since 1992; Treasurer and Chief Financial Officer of certain affiliate companies from 1984 until 1992; Senior Vice President and Chief Administrative Officer of certain affiliate companies since 1989.


Larry E. Ryherd 59

                    Chairman and CEO of UTG 1984 - 2000, and Director of UTG since 1992; Chairman and CEO of certain affiliate companies 1992-2000, and Director of certain affiliate companies since 1992; Chairman of the Board, .CEO, President and COO of certain affiliate life insurance companies 1992 and 1993-2000; Director of the National Alliance of Life Companies since 1992; 1994 NALC Membership Committee Chairman; Member of the American Council of Life Companies and Advisory Board Member of its Forum 500 since 1992.

                            EXECUTIVE OFFICERS OF UTG

More detailed information on the following officers of UTG appears under "Election of Directors":

Jesse T. Correll Chairman of the Board and Chief Executive Officer James E. Melville President and Chief Operating Officer
George E. Francis Executive Vice President, Secretary and
                   Chief Administrative Officer

Other officers of UTG are set forth below:

Name, Age         Position with UTG, Business Experience and Other Directorships

Theodore C. Miller  37

                    Senior Vice President and Chief Financial Officer since July 1997; Vice President and Treasurer since October 1992; Vice President and Controller of certain Affiliate Companies from 1984 to 1992.

Joseph H. Metzger  61

                    Director of FCC from 1992 - 1999, Senior Vice President, Real Estate since 1989; Senior Vice President, Real Estate of certain affiliate companies since 1983.

Brad M. Wilson 48

                    Senior Vice President and Chief Information Officer since 1992.


                             EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid to or earned by UTG's Chief Executive Officer and each of the Executive Officers of UTG whose salary plus bonus exceeded $100,000 during each of UTG's last three fiscal years: Compensation for services provided by the named executive officers to UTG and its affiliates is paid by FCC as set forth in their employment agreements. (See EMPLOYMENT CONTRACTS).

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation (1)

                                                                  Other
Name and                                                     Compensation (2)
Principal Position                  Salary($)      Bonus ($)         $

Larry E. Ryherd (3)          1999     400,000         -             21,230
Chairman of the Board        1998     400,000         -             20,373
Chief Executive Officer      1997     400,000         -             18,863

James E. Melville            1999     238,200         -             33,084
President, Chief             1998     238,200         -             31,956
Operating Officer            1997     238,200         -             29,538

George E. Francis            1999     126,200         -              9,077
Executive Vice               1998     126,200         -              8,791
President, Secretary         1997     123,200         -              8,187

Joseph H. Metzger            1999     126,200    49,800             12,657
Senior Vice President        1998     126,200    20,123             11,644
Director of Real Estate      1997     121,000         -             10,817

Brad M. Wilson               1999     147,700     3,000              6,815
Senior Vice President        1998     139,000     2,900              6,506
Chief Information Officer    1997     131,000     2,700              6,222

(1) Compensation deferred at the election of named officers is included in this section.

(2) Other annual compensation consists of interest earned on deferred compensation amounts pursuant to their employment agreements and UTG's matching contribution to the First Commonwealth Corporation Employee Savings Trust 401(k) Plan.

(3) On March 27, 2000 Mr. Larry E. Ryherd resigned as Chairman of the Board and Chief Executive Officer of UTG and each of its affiliates.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table summarizes for fiscal year ending, December 31, 1999, the number of shares subject to unexercised options and the value of unexercised options of the Common Stock of UTG held by the named executive officers. The values shown were determined by multiplying the applicable number of unexercised share options by the difference between the per share market price on December 31, 1999 and the applicable per share exercise price. There were no options granted to the named executive officers for the past three fiscal years.


                       Number of
                         Shares       Value     Number of Securities Underlying   Value of Unexercised  In  the
                      Acquired on  Realized ($)   Unexercised Options/SARs at          Money Options/SARs at
                      Exercise (#)                        FY-End (#)                         FY-End ($)

Name                                            Exercisable      Unexercisable     Exercisable     Unexercisable

Larry E. Ryherd            -            -              13,800          -                -                -
James E. Melville          -            -              30,000          -                -                -
George E. Francis          -            -               4,600          -                -                -
Joseph H. Metzger          -            -               6,900          -                -                -
Brad M. Wilson             -            -               2,800          -                -                -

Compensation of Directors

UTG's standard arrangement for the compensation of directors provide that each director shall receive an annual retainer of $2,400, plus $300 for each meeting attended and reimbursement for reasonable travel expenses. UTG's director compensation policy also provides that directors who are employees of UTG or directors or officers of First Southern Funding, LLC and related parties do not receive any compensation for their services as directors except for reimbursement for reasonable travel expenses for attending each meeting.

Employment Contracts

FCC entered into an employment agreement dated July 31, 1997 with Larry E. Ryherd. Formerly, Mr. Ryherd had served as Chairman of the Board and Chief Executive Officer of UTG and its affiliates. Pursuant to the agreement, Mr. Ryherd agreed to serve as Chairman of the Board and Chief Executive Officer of UTG and in addition, to serve in other positions of the affiliated companies if appointed or elected. The agreement provides for an annual salary of $400,000 as determined by the Board of Directors. The term of the agreement is for a period of five years. Mr. Ryherd has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $240,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Ryherd was granted an option to purchase up to 13,800 of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

Effective March 27, 2000 the Board of Directors of UTG and each of its affiliates accepted the resignation of Larry E. Ryherd as Chairman of the Board of Directors and Chief Executive officer. Mr. Jesse T. Correll was appointed as Chairman of the Board of Directors and Chief Executive Officer of each of the companies. Mr. Correll is Chairman of the Board of Directors and President of First Southern Funding, LLC and First Southern Bancorp, Inc., an affiliate of First Southern Funding, LLC. First Southern Bancorp, Inc. owns First Southern National Bank, which operates out of 14 locations in central Kentucky. Mr. Correll is United Trust Group, Inc.'s largest shareholder through his approximately 82% ownership control of First Southern Funding, LLC and related parties. The terms of any compensation to Mr. Ryherd for the remaining period of his aforementioned employment agreement are yet to be finalized.
                                       9

FCC entered into an employment agreement dated July 31, 1997 with James E. Melville pursuant to which Mr. Melville is employed as President and Chief Operating Officer and in addition, to serve in other positions of the affiliated companies if appointed or elected at an annual salary of $238,200. The term of the agreement expires July 31, 2002. Mr. Melville has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $400,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Melville was granted an option to purchase up to 30,000 shares of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

FCC entered into an employment agreement with George E. Francis on July 31, 1997. Under the terms of the agreement, Mr. Francis is employed as Executive Vice President of UTG at an annual salary of $126,200. Mr. Francis also agreed to serve in other positions if appointed or elected to such positions without additional compensation. The term of the agreement expires July 31, 2000. Mr. Francis has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $80,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Francis was granted an option to purchase up to 4,600 shares of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

FCC entered into an employment agreement with Joseph H. Metzger on July 31, 1997. Under the terms of the agreement, Mr. Metzger is employed as Senior Vice President - Real Estate at an annual salary of $126,200. The agreement provides that Mr. Metzger receives cash bonuses if certain real estate goals are attained. The term of the agreement expires July 31, 2000. Mr. Metzger also agreed to serve in other positions if appointed or elected to such positions without additional compensation. Mr. Metzger has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $120,000, which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Metzger was granted an option to purchase up to 6,900 shares of UTG Common Stock at $17.50 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

FCC entered into an employment agreement with Brad M. Wilson on July 31, 1997. Under the terms of the agreement, Mr. Wilson is employed as Senior Vice President and Chief Information Officer at a minimum annual salary of $133,000. The term of the agreement expires July 31, 2000. Mr. Wilson also agreed to serve in other positions if appointed or elected to such positions without additional compensation. Mr. Wilson has deferred portions of his income under a plan entitling him to a deferred compensation payment on May 1, 2000 of $48,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Wilson was granted an option to purchase up to 2,800 shares of UTG Common Stock at $17.50 per share. The option will expire on December 31, 2000.

                        REPORT ON EXECUTIVE COMPENSATION

Introduction

The compensation of UTG's executive officers is determined by the full Board of Directors. The Board of Directors strongly believes that UTG's executive officers directly impact the short-term and long-term performance of UTG. With this belief and the corresponding objective of making decisions that are in the best interest of UTG's shareholders, the Board of Directors places significant emphasis on the design and administration of UTG's executive compensation plans.


Executive Compensation Plan Elements

Base Salary. The Board of Directors establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, the scope of the executive's position, experience, length of service, individual performance and internal equity considerations. During the last three fiscal years, there were no material changes in the base salaries of the named executive officers.

Stock Options. One of UTG's priorities is for the executive officers to be significant shareholders so that the interest of the executives are closely aligned with the interests of UTG's other shareholders. The Board of Directors believes that this strategy motivates executives to remain focused on the overall long-term performance of UTG. Stock options are granted at the discretion of the Board of Directors and are intended to be granted at levels within the competitive market range of comparable companies. During 1993, each of the named executive officers were granted options under their employment agreements for UTG's Common Stock as described in the Employment Contracts section. There were no options granted to the named executive officers during the last three fiscal years.
                                       10

Deferred Compensation. A very significant component of overall Executive Compensation Plans is found in the flexibility afforded to participating officers in the receipt of their compensation. The availability, on a voluntary basis, of the deferred compensation arrangements as described in the Employment Contracts section may prove to be critical to certain officers, depending upon their particular financial circumstance.


Chief Executive Officer

Larry E. Ryherd was the Chairman of the Board and Chief Executive Officer from 1984 until his resignation on March 27, 2000. (see EMPLOYMENT CONTRACTS). The Board of Directors used the same compensation plan elements described above for all executive officers to determine Mr. Ryherd's 1999 compensation.

In setting both the cash-based and equity-based elements of Mr. Ryherd's compensation, the Board of Directors made an overall assessment of Mr. Ryherd's leadership in achieving UTG's long-term strategic and business goals.

Mr. Ryherd's base salary reflects a consideration of both competitive forces and UTG's performance. The Board of Directors does not assign specific weights to these categories.

UTG surveys total cash compensation for chief executive officers at the same group of companies described under "Base Salary" above. Based upon its survey, UTG then determines a median around which it builds a competitive range of compensation for the CEO. As a result of this review, the Board of Directors concluded that Mr. Ryherd's base salary was in the low end of the competitive market, and his total direct compensation (including stock incentives) was competitive for CEOs running companies comparable in size and complexity to UTG.

The Board of Directors considered UTG's financial results as compared to other companies within the industry, financial performance for fiscal 1999 as compared to fiscal 1998, UTG's progress as it relates to UTG's growth through acquisitions and simplification of the organization, the fact that since UTG does not have a Chief Marketing Officer, Mr. Ryherd assumes additional responsibilities of the Chief Marketing Officer, and Mr. Ryherd's salary history, performance ranking and total compensation history.

Through fiscal 1999, Mr. Ryherd's annual salary was $400,000, the amount the Board of Directors set in January 1998. Following a review of the above factors, the Board of Directors decided to recognize Mr. Ryherd's performance by placing a greater emphasis on long-term incentive awards, and therefore retained Mr. Ryherd's base salary at $400,000.

Conclusion.

The Board of Directors believes the mix of structured employment agreements with certain key executives, conservative market based salaries, competitive cash incentives for short-term performance and the potential for equity-based rewards for long term performance represents an appropriate balance. This balanced Executive Compensation Plan provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results UTG strives to achieve. The Board of Directors also believes the Executive Compensation Plan addresses both the interests of the shareholders and the executive team.




                               BOARD OF DIRECTORS

      John S. Albin                               George E. Francis
      Randall L. Attkisson                        Millard V. Oakley
      William F. Cellini                          James E. Melville
      Robert E. Cook                              Larry E. Ryherd
      Jesse T. Correll                            Robert W. Teater
      Ward F. Correll
                                       11

                                PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on UTG's Common Stock during the five fiscal years ended December 31, 1999 with the cumulative total return on the NASDAQ Composite Index Performance and the NASDAQ Insurance Stock Index (1). The graph assumes that $100 was invested on December 31, 1994 in each of the Company's common stock, the NASDAQ Composite Index, and the NASDAQ Insurance Stock Index, and that any dividends were reinvested.


                    1994 1995 1996 1997 1998 1999
UTG                 100  76   126  160  163  163
NASDAQ              100  142  174  214  301  543
NASDAQ Insurance    100  142  162  237  212  165




(1) UTG selected the NASDAQ Composite Index Performance as an appropriate comparison as UTG's Common Stock is traded on the NASDAQ Small Cap exchange under the sign "UTGI". Furthermore, UTG selected the NASDAQ Insurance Stock Index as the second comparison because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance and the closest additional line-of-business index which could be found was the NASDAQ Insurance Stock Index. Trading activity in UTG's Common Stock is limited, which may be due in part as a result of UTG's low profile, and its reported operating losses. The Return Chart is not intended to forecast or be indicative of possible future performance of UTG's stock.

The foregoing graph shall not be deemed to be incorporated by reference into any filing of UTG under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that UTG specifically incorporates such information by reference.


Compensation Committee Interlocks and Insider Participation

The following persons served as directors of UTG during 1999 and were officers or employees of UTG or its subsidiaries during 1999: James E. Melville, Larry E. Ryherd, and George E. Francis. Accordingly, these individuals have participated in decisions related to compensation of executive officers of UTG and its subsidiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           RELATED PARTY TRANSACTIONS

Under the current structure, FCC pays a majority of the general operating expenses of the affiliated group. FCC then receives management, service fees and reimbursements from the various affiliates.

United Income, Inc. ("UII") had a service agreement with United Security Assurance Company ("USA"). The agreement was originally established upon the formation of USA which was a 100% owned subsidiary of UII. Changes in the affiliate structure have resulted in USA no longer being a direct subsidiary of UII, though still a member of the same affiliated group. The original service agreement remained in place without modification. USA paid UII monthly fees equal to 22% of the amount of collected first year premiums, 20% in second year and 6% of the renewal premiums in years three and after. UII had a subcontract agreement with UTG to perform services and provide personnel and facilities. The services included in the agreement were claim processing, underwriting, processing and servicing of policies, accounting services, agency services, data processing and all other expenses necessary to carry on the business of a life insurance company. UII's subcontract agreement with UTG states that UII pay UTG monthly fees equal to 60% of collected service fees from USA as stated above. The service fees received from UII were recorded in UTG's financial statements as other income. With the merger of UII into UTG in July 1999, the sub-contract agreement ended and UTG assumed the direct contract with USA. This agreement was terminated upon the merger of USA into UG in December 1999.

USA paid $677,807, $835,345 and $989,295 under their agreement with UII for 1999, 1998 and 1997, respectively. UII paid $223,753, $501,207 and $593,577 under their agreement with UTG for 1999, 1998 and 1997, respectively. Additionally, UII paid FCC $30,000, $0 and $150,000 in 1999, 1998 and 1997, respectively for reimbursement of costs attributed to UII. UTG paid FCC $600,000, $0 and $575,000 in 1999, 1998 and 1997, respectively for reimbursement of costs attributed to UTG. These reimbursements are reflected as a credit to general expenses.

On January 1, 1993, FCC entered an agreement with UG pursuant to which FCC provides management services necessary for UG to carry on its business. UG paid $6,251,340, $8,018,141 and $8,660,481 to FCC in 1999, 1998 and 1997,
respectively.

ABE pays fees to FCC pursuant to a cost sharing and management fee agreement. FCC provides management services for ABE to carry on its business. The agreement requires ABE to pay a percentage of the actual expenses incurred by FCC based on certain activity indicators of ABE business to the business of all the insurance company subsidiaries plus a management fee based on a percentage of the actual expenses allocated to ABE. ABE paid fees of $392,005, $399,325 and $443,726 in 1999, 1998 and 1997, respectively under this agreement.

 APPL has a management fee agreement with FCC whereby FCC provides certain administrative duties, primarily data processing and investment advice. APPL paid fees of $300,000 in 1999, 1998 and 1997, under this agreement.

Respective domiciliary insurance departments have approved the agreements of the insurance companies and it is Management's opinion that where applicable, costs have been allocated fairly and such allocations are based upon generally accepted accounting principles. The costs paid by the Company for services include costs related to the production of new business, which are deferred as policy acquisition costs and charged off to the income statement through "Amortization of deferred policy acquisition costs". Amounts recorded by USA as deferred acquisition costs are no greater than what would have been recorded had all such expenses been directly incurred by USA. Also included are costs associated with the maintenance of existing policies that are charged as current period costs and included in "general expenses".

On December 31, 1999, UTG and Jesse T. Correll entered a transaction whereby Mr. Correll, in combination with other individuals, made an equity investment in UTG. Under the terms of the Stock Acquisition Agreement, the Correll group contributed their 100% ownership of North Plaza of Somerset, Inc. to UTG in exchange for 681,818 authorized but unissued shares of UTG common stock. The Board of Directors of UTG approved the transaction at their regular quarterly board meeting held on December 7, 1999. North Plaza of Somerset, Inc. owns a shopping center in Somerset, Kentucky and approximately 23,000 acres of timberland in Kentucky. North Plaza has no debt. The net assets have been valued at $7,500,000, which equates to $11.00 per share for the new shares issued.
                                       13

Mr. Correll is a member of the Board of Directors of UTG and currently UTG's largest shareholder through his ownership control of FSF and related parties. Mr. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that operates out of 14 locations in central Kentucky. Following the above transaction, as of December 31, 1999, Mr. Correll owns or controls directly and indirectly approximately 46% of UTG. The 46% referenced includes 171,273 shares owned by Mr. Correll's father, Ward
F. Correll, who is on the Board of Directors of UTG, and does not include stock options granted totaling 370,904 shares, which would facilitate ultimate ownership of over 51% of UTG.

Following necessary regulatory approval, on December 29, 1999, UG was the survivor to a merger with its 100% owned subsidiary, USA. The merger was completed as a part of management's efforts to reduce costs and simplify the corporate structure.

On July 26, 1999, the shareholders of UTG and UII approved a merger transaction of the two companies. Prior to the merger, UTG owned 53% of UTGL99 (refers to the former United Trust Group, Inc., which was formed in February of 1992 and liquidated in July of 1999) an insurance holding company, and UII owned 47% of UTGL99. Additionally, UTG held an equity investment in UII. At the time the decision to merge was made, neither UTG nor UII had any other significant holdings or business dealings. The Board of Directors of each company thus concluded a merger of the two companies would be in the best interests of the shareholders by creating a larger more viable life insurance holding group with lower administrative costs, a simplified corporate structure, and more readily marketable securities. Following the merger approval, UTG issued 817,517 shares of its authorized but unissued common stock to former UII shareholders, net of any dissenter shareholders in the merger. Immediately following the merger, UTGL99, which was then 100% owned by UTG, was liquidated and UTG changed its name to United Trust Group, Inc. ("UTG").

On January 16, 1998, UTG acquired 7,579 shares of its common stock from the estate of Robert Webb, a former director, for $26,527 and a promissory note valued at $41,819 due January 16, 2005. The note was paid in full on November 23, 1998.

On September 23, 1997, UTG acquired 10,056 shares of its common stock from Paul Lovell, a director, for $35,000 and a promissory note valued at $61,000 due September 23, 2004. The note was paid in full on November 23, 1998. Simultaneous with the stock purchase, Mr. Lovell resigned his position on the UTG board.

On July 31, 1997, UTG issued convertible notes for cash received totaling $2,560,000 to seven individuals, all officers or employees of UTG. The notes bear interest at a rate of 1% over prime, with interest payments due quarterly and principal due upon maturity of July 31, 2004. The conversion price of the notes are graded from $12.50 per share for the first three years, increasing to $15.00 per share for the next two years and increasing to $20.00 per share for the last two years. Conditional upon the seven individuals placing the funds with the Company were the acquisition by UTG of a portion of the holdings of UTG owned by Larry E. Ryherd and his family and the acquisition of common stock of UTG and UII held by Thomas F. Morrow and his family and the simultaneous retirement of Mr. Morrow. Neither Mr. Morrow nor Mr. Ryherd was a party to the convertible notes. On March 1, 1999, the individuals holding the convertible notes sold their interests in said notes to First Southern Bancorp, Inc. in private transactions.

Approximately $1,048,000 of the cash received from the issuance of the convertible notes was used to acquire stock holdings of UTG and United Income, Inc. of Mr. Morrow and to acquire a portion of the UTG holdings of Larry E. Ryherd and his family. The remaining cash received will be used by UTG to provide additional operating liquidity and for future acquisitions of life insurance companies. On July 31, 1997, UTG acquired a total of 126,921 shares of its common stock and 47,250 shares of United Income, Inc. common stock from Thomas F. Morrow and his family. Mr. Morrow simultaneously retired as an executive officer of the Company. In exchange for his stock, Mr. Morrow and his family received approximately $348,000 in cash, promissory notes valued at $140,000 due in eighteen months, and promissory notes valued at $1,030,000 due January 31, 2005. These notes bear interest at a rate of 1% over prime, with interest due quarterly and principal due upon maturity. The notes do not contain any conversion privileges. Additionally, on July 31, 1997, UTG acquired a total of 97,499 shares of its common stock from Larry E. Ryherd and his family. Mr. Ryherd and his family received approximately $700,000 in cash and a promissory note valued at $251,000 due January 31, 2005. The acquisition of approximately 16% of Mr. Ryherd's stock holdings in UTG was completed as a prerequisite to the convertible notes placed by other management personnel to reduce the total holdings of Mr. Ryherd and his family in the Company to make the stock more attractive to the investment community. Following the transaction, Mr. Ryherd and his family owned approximately 31% of the outstanding common stock of UTG. The market price of UTG common stock on July 31, 1997 was $6.00 per share. The stock acquired in the above transaction was from the largest two shareholders of UTG stock. There were no additional stated or unstated items or agreements relating to the stock purchase. The promissory notes to Mr. Morrow and his family and Mr. Ryherd and his family were paid in full on November 23, 1998.

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On  July  31,  1997,  the  Company  entered  employment  agreements  with  eight individuals, all officers or employees of the Company. The agreements have a term of three years, excepting the agreements with Mr. Ryherd and Mr. Melville, which have five-year terms. The agreements secure the services of these key
individuals,   providing  the  Company  a  stable  management   environment  and
positioning for future growth.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Kerber, Eck and Braeckel LLP served as UTG's independent certified public accounting firm for the fiscal year ended December 31, 1999 and for fiscal year ended December 31, 1998. In serving its primary function as outside auditor for UTG, Kerber, Eck and Braeckel LLP performed the following audit services: examination of annual consolidated financial statements; assistance and consultation on reports filed with the Securities and Exchange Commission and; assistance and consultation on separate financial reports filed with the State insurance regulatory authorities pursuant to certain statutory requirements. UTG does not expect that a representative of Kerber, Eck and Braeckel LLP will be present at the Annual Meeting of Shareholders of UTG. No accountants have been selected for fiscal year 2000 because UTG generally chooses accountants shortly before the commencement of the annual audit work.


           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

In order for a proposal by a shareholder to be included in UTG's proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders, the proposal must be received by UTG at its principal office on or before December 15, 2000.

Shareholder proposals submitted after March 24, 2001, will be considered untimely, and the proxy solicited by UTG for next year's annual meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.


                    OTHER MATTERS TO COME BEFORE THE MEETING

The management does not intend to bring any other business before the meeting of UTG's shareholders and has no reason to believe that any will be presented to the meeting. If, however, any other business should properly be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgement.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UTG has filed its 1999 Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of the report may be obtained without charge by any shareholder. Requests for copies of the report should be sent to George E. Francis, United Trust Group, Inc., 5250 South 6th Street, P.O. Box 5147, Springfield, Illinois, 62705-5147.



                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              UNITED TRUST GROUP, INC.



                                              George E. Francis, Secretary

Dated: May 8, 2000
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